Exhibit 10.20
     Executive Incentive Plan
     On May 12, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of American Superconductor Corporation (the “Company”), as well as the Board of Directors of the Company, approved an executive incentive plan for the Company’s fiscal year ending March 31, 2011 (“fiscal 2010”). Participants in the plan include the Company’s Chief Executive Officer and all other executive officers. The Committee is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer. The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.
     Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee took into account for each officer the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by our outside compensation consultant Pearl Meyer & Partners.
     The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive, with the amount capped at 156% of the target incentive. For each executive officer, other than Mr. Collett, individual incentive awards will be determined following the end of fiscal 2010 based on the following factors and their corresponding weightings:
•	the Company’s net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation expense, other unusual charges and any tax effects related to these items for fiscal 2010 as compared to the target established by the Committee — 40%

•	the executive’s achievement of individual, measurable objectives during fiscal 2010 as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors — 40%

•	the executive’s overall contribution during fiscal 2010 towards the achievement of the Company’s financial and non-financial objectives (subjective performance measure) — 20%
     Mr. Collett’s incentive award will be determined using the same foregoing factors, but their corresponding weightings shall be 40%, 20% and 40%, respectively.
     The following table sets forth each current executive officer’s target cash incentive for fiscal 2010.

		Target Incentive as % of
Executive Officer	Title	Base Salary	Target Incentive
Gregory J. Yurek	Chairman of the Board and Chief Executive Officer	75%	$450,000

Daniel P. McGahn	President and Chief Operating Officer	65%	$214,500

Charles W. Stankiewicz	Executive Vice President and General Manager, AMSC Power Systems	50%	$160,500

David A. Henry	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	50%	$147,500

John R. Collett	Senior Vice President and Chief Strategy Officer	50%	$125,000

Angelo R. Santamaria	Senior Vice President, Global Manufacturing Operations	50%	$120,000

Timothy D. Poor	Senior Vice President, Global Sales and Business Development	50%	$120,000

Susan J. DiCecco	Vice President, Corporate Administration	50%	$112,500